Exhibit 13(b)

Thomas J. Fuccillo, Chief Executive Officer, and Monique Labbe, Chief Financial Officer of The Taiwan Fund, Inc. (the “Fund”), each certify that:

1.	This Form N-CSR filing for the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

By:	/s/ Thomas J. Fuccillo
Thomas J. Fuccillo
Chief Executive Officer of The Taiwan Fund, Inc.

Date:	November 7, 2019

By:	/s/ Monique Labbe
Monique Labbe
Chief Financial Officer of The Taiwan Fund, Inc.

Date:	November 7, 2019